Exhibit 99.1
CyrusOne Inc. Announces Amended $2.5 Billion Unsecured Credit Facility
Company Extends Maturity Dates and Decreases Borrowing Rates

DALLAS – April 1, 2020 – CyrusOne Inc. (“CyrusOne” or the “Company”) (NASDAQ: CONE), a premier global data center REIT, today announced that its operating partnership, CyrusOne LP, has entered into an amendment to its senior unsecured credit agreement, extending the maturity dates and decreasing the interest rate margins applicable on the revolving credit facility and term loans.
The amended agreement consists of a $1.4 billion revolving credit facility, which includes a $750 million multicurrency borrowing sublimit, and term loan commitments totaling $1.1 billion. The revolving credit facility has been decreased by $300 million, resulting in savings on the annual facility fee and reflecting the Company’s enhanced access to capital as an investment-grade issuer. The revolving credit facility matures in March 2024 and includes a 12-month extension option, which, if exercised by the Company, would extend the final maturity to March 2025. The term loan commitments consist of a $400 million term loan maturing in March 2023 and a $700 million term loan maturing in March 2025. The term loan maturing in March 2023 includes two 12-month extension options, which, if fully exercised by the Company, would extend the final maturity to March 2025. The credit agreement also contains an accordion that allows the Company to obtain up to $1.5 billion in additional revolving or term loan commitments.
The all-in drawn margin applicable to the revolving credit facility based on the Company’s current leverage level has decreased by 25 basis points compared to the margin on the previous revolving credit facility. The current margin is 100 basis points over the applicable index for floating rate advances, and the annual facility fee is 20 basis points. The margin on the term loan maturing in March 2023 based on the Company’s current leverage level is LIBOR + 120 basis points, a decrease of 15 basis points compared to the margin on the previously outstanding term loan maturing in March 2023. The margin on the term loan maturing in March 2025 based on the Company’s current leverage level is also LIBOR + 120 basis points, a decrease of 45 basis points compared to the margin on the previously outstanding term loan maturing in March 2025.
“This amended credit facility is another step in our ongoing efforts to maintain a strong balance sheet and ample liquidity. The pricing, terms and facility size reflect our status as an investment-grade issuer with ongoing access to the IG bond market, as needed. We will generate significant interest and fee savings under the amended credit facility, and we have effectively extended our bank debt maturities out to five years,” commented Diane Morefield, Chief Financial Officer.  “We want to thank all our bank relationships that underwrote this credit facility in the current challenging environment. We appreciate their support and believe the execution of this credit facility reflects their confidence in CyrusOne and our strategy, and the robust underlying trends for the data center industry,” summarized Morefield.
CyrusOne engaged JPMorgan Chase Bank, N.A. to serve as administrative agent, KeyBank National Association, Morgan Stanley Bank, N.A., RBC Capital Markets LLC, and TD Securities (USA) LLC, to serve as syndication agents, and JPMorgan Chase Bank, N.A., KeyBanc Capital Markets Inc., Morgan Stanley Bank, N.A., RBC Capital Markets LLC and TD Securities (USA) LLC to serve as joint lead arrangers. Co-documentation agents include Citizens Bank, N.A., Deutsche Bank Securities Inc., Fifth Third Bank, Goldman Sachs Bank USA, MUFG Bank, Ltd, PNC Bank, National Association, and Truist Bank (successor by merger to SunTrust Bank). Senior managing agents include BMO Harris Bank and Credit Agricole Corporate and Investment Bank. Barclays Bank PLC is a managing agent. There are 15 financial institutions in the syndicate.

Safe Harbor
This release and the documents incorporated by reference herein contain forward-looking statements regarding future events and our future results that are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as "expects," "anticipates," "predicts," "projects," "intends," "plans," "believes," "seeks," "estimates," "continues," "endeavors," "strives," "may," variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses and industry, our ability to access the capital markets, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned these forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this release and those discussed in other documents we file with the Securities and Exchange Commission (SEC). More information on potential risks and uncertainties is available in our recent filings with the SEC, including CyrusOne's Form 10-K report, Form 10-Q reports, and Form 8-K reports. Actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason.
About CyrusOne
CyrusOne (NASDAQ: CONE) is a real estate investment trust (REIT) specializing in highly reliable enterprise-class, carrier-neutral data center properties. The Company provides mission-critical data center facilities that protect and ensure the continued operation of IT infrastructure for approximately 1,000 customers, including more than 200 Fortune 1000 companies.
With a track record of meeting and surpassing the aggressive speed-to-market demands of hyperscale cloud providers, as well as the expanding IT infrastructure requirements of the enterprise, CyrusOne provides the flexibility, reliability, security, and connectivity that foster business growth. CyrusOne offers a tailored, customer service-focused platform and is committed to full transparency in communication, management, and service delivery throughout its nearly 50 data centers worldwide. Additional information about CyrusOne can be found at www.CyrusOne.com.
Investor Relations
Michael Schafer
Vice President, Capital Markets & Investor Relations
972-350-0060
investorrelations@cyrusone.com